UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2) *

                           Deckers Outdoor Corporation
                                (Name of Issuer)

                Shares of Common stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    243537107
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                                 (CUSIP Number)

                                December 31, 2005
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             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         Rule 13d-1(b)
         Rule 13d-1(c)
         Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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1.   Names of Reporting Persons
     I.R.S. Identification Nos. of above Persons (entities only).

     Witmer Asset Management 13-3735486

2.   Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                         (a) [_]
                                                                         (b) [X]

3.   SEC Use Only


4.   Citizenship or Place of Organization

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   Sole Voting Power

      0


6.   Shared Voting Power

     981,303

7.   Sole Dispositive Power

     0

8.   Shared Dispositive Power

     981,303

9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     981,303

10. Check Box if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions) [_]

11. Percent of Class Represented by Amount in Row (9)

     7.9%

12. Type of Reporting Person (See Instructions)

     CO
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

--------------------------------------------------------------------------------
1.   Names of Reporting Persons
     I.R.S. Identification Nos. of above Persons (entities only).

     Charles H. Witmer

2.   Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                         (a) [_]
                                                                         (b) [X]


3.   SEC Use Only


4.   Citizenship or Place of Organization

     U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   Sole Voting Power

     41,500

6.   Shared Voting Power

     996,303

7.   Sole Dispositive Power

     41,500

8.   Shared Dispositive Power

     996,303

9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     1,037,803

10.  Check Box if the  Aggregate  Amount in Row 9 Excludes  Certain  Shares
     (See Instructions)   [_]

11.  Percent of Class Represented by Amount in Row (9)

     8.4%

12.  Type of Reporting Person (See Instructions)

     IN
--------------------------------------------------------------------------------

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of above Persons (entities only).

     Meryl B. Witmer

2.   Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                         (a) [_]
                                                                         (b) [X]

3.   SEC Use Only


4.   Citizenship or Place of Organization

     U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   Sole Voting Power

     41,500

6.   Shared Voting Power

     996,303

7.   Sole Dispositive Power

     41,500

8.   Shared Dispositive Power

     996,303

9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     1,037,803

10.  Check Box if the  Aggregate  Amount in Row 9 Excludes  Certain  Shares
     (See Instructions)    [_]

11.  Percent of Class Represented by Amount in Row (9)

     8.4%

12.  Type of Reporting Person (See Instructions)

     IN

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

Item 1. Name of Issuer

     (a)  Name of Issuer:

          Deckers Outdoor Corporation

     (b)  Address of Issuer's Principal Executive Offices:

          495-A South Fairview Avenue
          Goleta, California 93117

Item 2. Name of Person Filing

     (a)  Name: Witmer Asset Management
                Charles H. Witmer
                Meryl B. Witmer

     (b)  Address of Principal Business Office:

          237 Park Avenue,  Suite 800 New
          York, New York 10017

     (c)  Citizenship:

          U.S.A.

     (d)  Title of Class of Securities:

          Shares of Common stock,  par value $.01 per share

     (e)  CUSIP Number:

          243537107

Item 3. If this statement is filed pursuant to ss.240.13d-1(b) or ss.240.13d-2(b) or (c), check whether the person filing is a:

          (a)  [_] Broker or dealer registered under Section 15 of the Act.

          (b)  [_] Bank as defined in section 3(a)(6) of the Act.

          (c)  [_] Insurance company as defined in section 3(a)(19) of the Act.

          (d)  [_] Investment   company  registered  under  section  8  of  the
               Investment Company Act of 1940.

          (e)  [_] An   investment    adviser   in    accordance    with   ss.
               240.13(d)-1(b)(1)(ii)(E).

          (f) [_] An employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(1)(ii)(F).

          (g) [_] A parent holding company or control person in accordance with ss. 240.13d-1(b)(ii)(G)

          (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

          (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940.

          (j)  [_] Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).

Item 4. Ownership.

          (a)  Amount Beneficially Owned:

               Witmer Asset Management 981,303 shares
               Charles H. Witmer 1,037,803 shares
               Meryl B. Witmer 1,037,803 shares

          (b)  Percent of Class:

                Witmer Asset Management 7.9%
                Charles H. Witmer 8.4%
                Meryl B. Witmer 8.4%

          (c)  Number of shares as to which the  person  has:

               (i)  sole power to vote or to direct the vote:

                    Witmer Asset Management 0 shares
                    Charles H. Witmer 41,500 shares
                    Meryl B. Witmer 41,500 shares

               (ii) shared power to vote or to direct the vote:

                    Witmer Asset Management 981,303 shares
                    Charles H. Witmer 996,303 shares
                    Meryl B. Witmer 996,303 shares

              (iii) sole  power to dispose  or to direct  the  disposition  of:

                    Witmer Asset  Management 0 shares
                    Charles H. Witmer  41,500 shares
                    Meryl B. Witmer 41,500 shares


               (iv) shared  power to dispose or to direct  the  disposition  of:

                    Witmer Asset  Management  981,303  shares
                    Charles H. Witmer 996,303 shares
                    Meryl B. Witmer 996,303 shares

Item 5. Ownership of Five Percent or Less of a Class

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:


Item 6. Ownership of More than Five Percent on Behalf of Another Person

          Not  Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

          Not  Applicable

Item 8. Identification and Classification of Member of the Group

          Not Applicable

Item 9. Notice of Dissolution of Group

          Not Applicable

Item 10.  Certification

          The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(c): By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits  Exhibit 1
          ---------

          Joint Filing Agreement dated February 16, 2006 between Witmer Asset Management, Charles H. Witmer and Meryl B. Witmer.

                                   SIGNATURES

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Dated:  February 16, 2006                  Witmer Asset Management

                                           /s/ Charles H. Witmer *
                                           -----------------------
                                           Name: Charles H. Witmer
                                           Title: Managing Member


Dated:  February 16, 2006                  /s/ Charles H. Witmer *
                                           -----------------------
                                           Charles H. Witmer


Dated:  February 16, 2006                  /s/ Meryl B. Witmer *
                                           -----------------------
                                           Meryl B. Witmer



* The reporting persons hereby disclaim beneficial ownership over the shares reported on this 13G except to the extent of their pecuniary interest therein.

Exhibit 1
                             Joint Filing Statement

                     Statement Pursuant to Rule 13d-1(k)(1)

     The undersigned agree that this Amendment No. 1 to Schedule 13G dated February 14, 2006 relating to the Common Stock of Deckers Outdoor Corporation shall be filed on behalf of the undersigned.



Dated:  February 16, 2006                  Witmer Asset Management

                                           /s/ Charles H. Witmer
                                           -----------------------
                                           Name: Charles H. Witmer
                                           Title: Managing Member


Dated:  February 16, 2006                  /s/ Charles H. Witmer
                                           -----------------------
                                           Charles H. Witmer


Dated:  February 16, 2006                  /s/ Meryl B. Witmer
                                           -----------------------
                                           Meryl B. Witmer